As filed with the U.S. Securities and Exchange Commission on June 22, 2021

Registration No. 333-251182

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1

Amendment No. 4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Bon Natural Life Limited

(Exact name of Registrant as specified in its charter)

Cayman Islands	2833	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

C601, Gazelle Valley, No.69 Jinye Road. Xi’an Hi-tech Zone, Xi’an, China 0086-29-88318908 x805
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

The Crone Law Group P.C. 500 Fifth Ave, Suite 938 New York, NY 10110 Phone: (646) 861-7891
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. [X]

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

COPIES OF COMMUNICATIONS TO:

Mark Crone, Esq. Joe Laxague, Esq. The Crone Law Group P.C. 500 Fifth Ave, Suite 938 New York, NY 10110 Phone: (646) 861-7891	Richard I. Anslow, Esq. David Selengut Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Phone: (212) 370-1300 Fax: (212) 370-7889

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED		PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE
Ordinary Shares, par value $0.0001 per share (3)	2,300,000	(1)	$5.00	$11,500,000	$1,254.65
Underwriters’ warrants (3)(4)	184,000		$—	$—	$—
Ordinary Shares to be issued upon exercise of Underwriters’ warrants(3)	184,000		$5.00	$920,000	$100.37
Total Registration Fee					$1,355.02

(1)	Includes (a) 2,000,000 ordinary shares; and (b) up to 300,000 ordinary shares that may be purchased by the underwriters pursuant to its option to purchase additional shares.

(2)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(3)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional ordinary shares as may be issued after the date hereof as a result of share splits, share dividends or similar transactions.

(4)	In accordance with Rule 457(g) under the Securities Act, because the shares of the registrant’s ordinary shares underlying the underwriters’ warrants (“Underwriter Warrants”) are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

This Amendment No. 4 to Form F-1 is filed solely for the purpose of re-filing Exhibit 5.1, to include a conformed signature thereto, to the Registration Statement on Form F-1, as amended, (Registration No. 333-251182) filed by Bon Natural Life Limited with the Securities and Exchange Commission (the “Registration Statement”). This Amendment consists of this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. It does not contain a copy of the preliminary prospectus included in Amendment No. 3 to the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.

Part II – Information Not Required In Prospectus

Indemnification of Officers and Directors

Subject to the provisions of the Companies Law and in the absence of fraud or wilful default, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director, managing director, agent, auditor, secretary and other officer for the time being of the Company; or

(b) is or was, at the request of the Company, serving as a Director, managing director, agent, auditor, secretary and other officer for the time being of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Recent Sales of Unregistered Securities

During the past three years, we have issued the following ordinary shares in connection with the incorporation of the Company without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of shares. On June 24, 2020, the Company has effected a 1 for 3 reverse stock split of its ordinary shares.

Purchaser	Date of Sale or Issuance	Number of Ordinary Shares	Number of Ordinary Shares as of June 30, 2020	Consideration
Hippophae Limited	Dec. 11, 2019	8,886	2,962	US$	0.89
Hippophae Limited	May 29, 2020	5,924,405	1,974,802	US$	592.4
Hawthorn Fruit Limited	Dec. 11, 2019	1,113	371	US$	0.11
Hawthorn Fruit Limited	May 29, 2020	1,558,094	519,365	US$	155.88
Clary Sage Limited	May 29, 2020	2,307,500	769,167	US$	230.8
Pomegranate Flower Limited	May 29, 2020	3,300,000	1,100,000	US$	330.0
Lavender Oil Limited	May 29, 2020	900,000	300,000	US$	90.0
Hippophae Tree Limited	May 29, 2020	1,500,000	500,000	US$	150.0
Ascendant Global Advisors, Inc	June 30, 2020	-	280,000	US$	28.0
Yan Chen	June 30, 2020	-	200,000	US$	20.0
Qiang Zhang	June 30, 2020	-	153,333	US$	15.3
Totals		15,500,000	5, 800,000	US$	1,613.33

The Company was incorporated under the laws of Cayman Islands on December 11, 2019. The authorized number of ordinary shares was 50,000,000 shares with par value of US$0.0001 and 15,500,000 shares were issued upon incorporation. On June 17, 2020, the Company’s shareholders approved a 1 for 3 reverse split of the outstanding ordinary shares (the “Reverse Split”), which led to a redemption of 10,333,333 shares out of the 15,500,000 ordinary shares previously issued to existing shareholders on June 24, 2020. The Reverse Split did not change the authorized number of ordinary shares and only changed the issued and outstanding ordinary shares. As a result of this Reverse Split, there were 5,166,667 shares issued and outstanding. The issuance of these 5,166,667 shares is considered as a part of the Reorganization of the Company, which was retroactively applied as if the transaction occurred at the beginning of the period presented. Around the same time, the Company issued 633,333 ordinary shares to three unrelated parties for consulting services to be rendered. Such consulting services include but not limit to market research and feasibility study, business plan drafting, reorganization, pre-listing and corporate governance education, legal and audit firm recommendation and coordination, and independent directors and audit committee candidate’s recommendation, etc. The Company issued 633,333 of its ordinary shares to the Consultants in lieu of cash payment for such services. The 633,333 shares are valued at $633,333. Such service fee will be amortized over the service period from June 23, 2020 to June 22, 2021. As a result of the Reverse Split and share issuance, there were 5,800,000 shares issued and outstanding as of the date of this prospectus.

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Table of Exhibits

Exhibit Number	Description
1.1***	Form of Underwriting Agreement

3.1**	Memorandum and Articles of Association of the Registrant, as currently in effect

4.1***	Registrant’s Specimen Certificate for Ordinary Shares

5.1*	Opinion of Ogier Global (Cayman) Limited regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1**	Opinion of Chamzon Law Firm regarding certain PRC legal matters and certain PRC tax matters

10.1**	English translation of Exclusive Service Agreement between Xi’an CMIT and Xi’an App-Chem dated May 28, 2020

10.2**	English translation of Exclusive Option Agreement among Xi’an CMIT, Xi’an App-Chem and the shareholders of Xi’an App-Chem dated May 28, 2020

10.3**	English translation of Shares Pledge Agreement among Xi’an CMIT, Xi’an App-Chem and the shareholders of Xi’an App-Chem dated May 28, 2020

10.4**	English translation of Supplemental Shares Pledge Agreement among Xi’an CMIT, Xi’an App-Chem and the shareholders of Xi’an App-Chem dated June 10, 2020

10.5**	English translation of Proxy Agreement and Power of Attorney among Xi’an CMIT, Xi’an App-Chem and the shareholders of Xi’an App-Chem dated May 28, 2020

10.6**	English translations of Spousal Consents granted by the shareholders of Xi’an App-Chem

10.7**	Labor Contract between Xi’an App-Chem and Yongwei Hu

10.8**	Labor Contract between Xi’an App-Chem and Zhenchao Li

10.9**	Director Service Agreement with Christopher Constable

10.10**	Xi’an App-Chem Shareholder Powers of Attorney

10.11**	Loan Agreement

10.12**	Director Service Agreement with James E. Burns

10.13**	Director Service Agreement with Lawrence W. Leighton

10.14**	English translation of Property Lease Agreement for Weinan Raw Materials and Ingredients Production Site

14.1**	Code of Business Conduct and Ethics

21.1**	Significant subsidiaries and consolidated affiliated entities of the Registrant

23.1***	Consent of Friedman LLP, an independent registered public accounting firm

99.1**	Consent of Director Nominee Lawrence W. Leighton

99.2**	Consent of Director Nominee Christopher Constable

99.3**	Consent of Director Nominee James Edward Burns

99.4**	Waiver Request

* Filed herewith

** Incorporated by reference to Registration Statement on Form F-1 filed December 7, 2020

*** Incorporated by reference to Amended Registration Statement on Form F-1/A filed May 14, 2021

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Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Xi’an, People’s Republic of China, on June 22, 2021.

BON NATURAL LIFE LIMITED

By:	/s/ Yongwei Hu
Yongwei Hu
Chairman, Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Zhenchao Li
Zhenchao Li
Chief Financial Officer, Director
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Yongwei Hu
Yongwei Hu
Chairman, Chief Executive Officer
(Principal Executive Officer)
Date: June 22, 2021

By:	/s/ Zhenchao Li
Zhenchao Li
Chief Financial Officer, Director
(Principal Financial Officer and Principal Accounting Officer)
Date: June 22, 2021

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Bon Natural Life Limited has signed this registration statement or amendment thereto in New York, New York, on June 22, 2021.

The Crone Law Group P.C.

By:	/s/ Mark Crone
Name:	Mark Crone
Title:	Managing Partner

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